Exhibit 99.1
GM Completes the Sale of a Controlling Interest in GMAC
DETROIT — General Motors Corp. (NYSE: GM) today announced that it has completed the sale of a 51-percent interest in GMAC to a consortium of investors led by Cerberus FIM Investors, LLC and including wholly owned subsidiaries of Citigroup Inc., Aozora Bank Ltd. and The PNC Financial Services Group, Inc.
The transaction will preserve the mutually beneficial relationship between GM and GMAC, while improving GMAC’s access to cost-effective funding. In addition, the sale of the controlling interest in GMAC will provide significant liquidity to GM that will support its North American turnaround plan, finance global growth initiatives and strengthen its balance sheet.
“This has been a year of significant actions and progress for GM, as we aggressively execute our North America turnaround plan and position the company for long-term growth and profitability. Successfully completing the GMAC transaction has been a key priority for the company, and an important step to further support GM’s turnaround,” said GM Chairman and Chief Executive Officer Rick Wagoner. “This transaction will result in a stronger GMAC, with enhanced access to funding at lower costs and greater opportunities for growth, including leveraging their traditionally strong relationships with GM dealers.
“Although GMAC will have a new majority owner, GM and GMAC will remain strategic partners through various long-term agreements. GM will retain a 49 percent ownership stake in GMAC, and the close operating relationship between the companies will continue,” Wagoner said. “We look forward to working with the Cerberus-led consortium as majority owners of GMAC in the future. All the parties are committed to maintaining a high degree of service to our dealers by providing the right wholesale, retail and lease products to support the sale of GM cars and trucks.”
GM expects to receive approximately $14 billion in net cash proceeds and distributions over three years, after repayment of intercompany debt but before purchases of preferred equity in GMAC. This includes a $7.4 billion purchase price, a $2.7 billion cash dividend from GMAC and other transaction related cash flows including the monetization of certain retained assets. GM and the Cerberus-led consortium invested $1.9 billion of cash in preferred equity in GMAC — $1.4 billion by GM and $500 million by the consortium.
General Motors Corp., the world’s largest automaker, has been the global industry sales leader for 75 years. Founded in 1908, GM today employs about 318,000 people around the world. With global headquarters in Detroit, GM manufactures its cars and trucks in 33 countries. In 2005, 9.17 million GM cars and trucks were sold globally under the following brands: Buick, Cadillac, Chevrolet, GMC, GM Daewoo, Holden, HUMMER, Opel, Pontiac, Saab, Saturn and Vauxhall. GM’s OnStar subsidiary is the industry leader in vehicle safety, security and information services. More information on GM can be found at www.gm.com.
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Forward-Looking Statements
In this press release and in related comments by General Motors’ management, we use words like “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” “designed,” or “impact” to identify forward-looking statements that represent our current judgments about possible future events. We believe these judgments are reasonable, but GM’s actual results may differ materially due to a variety of important factors.
Among other items, such factors include GM’s ability to achieve reductions in costs as a result of the turnaround restructuring, health care cost reductions and the Attrition Program, to realize production efficiencies and to implement capital expenditures at levels and times planned by management; the pace of product introductions and market acceptance of GM’s new products; GM’s ability to maintain adequate liquidity and financing sources and an appropriate level of debt; restrictions on GMAC’s and ResCap’s ability to pay dividends and prepay subordinated debt obligations to GM; possible downgrades of GM’s credit rating and their effects; or changes in economic conditions, commodity prices, currency exchange rates or political stability in the markets in which we and our competitors operate.
Contacts:
Gina Proia
212-418-6389
Renee Rashid-Merem
313-665-3128